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Exhibit 10.32
AMENDMENT OF EMPLOYMENT AGREEMENT

By this amendment Amil Assistência Médica Internacional S.A., with its head offices in the City of São Paulo, State of São Paulo, at Rua Colômbia, Nº 322, Jardim América, Zip Code 01438-000, enrolled in the National Register of Legal Entities (C.N.P.J.) under no. 29.309.127/0001-79, by its undersigned legal representative (hereinafter, “COMPANY”), on the one part; and Edson de Godoy Bueno, Brazilian, doctor and businessman, resident and domiciled at São Paulo/SP, resident and domiciled in the city of São Paulo, state of São Paulo, with offices at Av. Brigadeiro Faria Lima 2.277, suite 202, Jardim Paulistano, Postal Code 01452-000 (hereinafter, “EXECUTIVE”), on the other part, both parties being jointly referred to as the “Parties”, agree to enter into this Amendment of Employment Agreement, which shall be governed by the following clauses and conditions:

BACKGROUND

EXECUTIVE is a founding shareholder of the COMPANY and, as its controlling shareholder, made the transactions contemplated by the terms of that certain Share Purchase Agreement (“SPA”), dated October 5th, 2012 by and among EXECUTIVE, UnitedHealth Group Incorporated (“UnitedHealth Group”), Amil Participações S.A. (“Amil”), and certain other parties, pursuant to which EXECUTIVE has agreed to sell a controlling interest in Amil to an indirect wholly owned subsidiary of UnitedHealth;

After closing of the SPA dated October 5th, 2012, EXECUTIVE will not be a controlling shareholder of Amil and therefore of the COMPANY;

Despite being a shareholder of Amil, the EXECUTIVE executed the employment agreement on August 1, 2007 (“Hiring Date”), currently suspended due to the appointment of the EXECUTIVE as officer;

The Parties agree the maintenance of the suspension of the employment agreement between the EXECUTIVE and the COMPANY, period when all liabilities and obligations foresee in Corporate Law (“LSA”) should be observed by the EXECUTIVE;

THEREFORE, the Parties resolve to execute this Amendment of Employment Agreement (“AGREEMENT”), to be governed by the following terms and conditions that will be in force after the termination or end of EXECUTIVE's term of office:

1.    TERM OF THE CONTRACT

1.1.    This CONTRACT between the EXECUTIVE and the COMPANY will begin as of November 1, 2012 (the “Commencement Date”). The AGREEMENT shall be for an indefinite term, in accordance with the applicable Brazilian Labor Law.

2.    DUTIES

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2.1.    EXECUTIVE shall perform the duties inherent to the position of Chief Executive Officer (“CEO”) of the COMPANY, and shall carry out any and all activities consistent with his position, that the COMPANY and/or its affiliates or subsidiaries or any other the company of the same economic group, in Brazil or abroad, may assign to him, whether in writing or orally, pursuant to the principles, internal guidelines and policies, reasonable and periodically established by the COMPANY.

3.    EMPLOYMENT CONTRACT CONDITIONS

3.1.    EXECUTIVE agrees that the COMPANY may assign this AGREEMENT to any of the COMPANY's affiliated or subsidiary companies, or to other companies of the same economic group, in Brazil or abroad.

3.2.    EXECUTIVE shall perform the duties subject to this AGREEMENT at COMPANY's premises, located at the address mentioned above. EXECUTIVE is aware that the COMPANY is an international company having offices globally and because of the nature of your duties, the COMPANY may require to the EXECUTIVE to visit and/or work at such other locations, including the premises of the COMPANY's clients/customers, or at Medical Clinic/Practice as the COMPANY considers necessary for the proper performance of EXECUTIVE's duties. In this sense, the EXECUTIVE undertakes to travel or to be allocated to any of the COMPANY's subsidiaries or affiliates, or to other companies of the same economic group, in Brazil or abroad, at the sole discretion of the COMPANY, provided that this does not imply a change of EXECUTIVE domicile, according article 469, paragraph 1, of Consolidation Labor Laws (“CLT”). In the case of transfer of the EXECUTIVE to another city and/or country that requires the change of his home address, the parties should negotiate in good faith the terms of such transfer.

3.3.    EXECUTIVE agrees that, if he has temporarily no activities to perform within the limits of his position, it is expressly agreed that COMPANY may, at its sole discretion, transfer EXECUTIVE for the period such conditions last, to any other function, in accordance with EXECUTIVE's technical field of expertise.

3.4.    EXECUTIVE will be held liable for the damages and/or losses caused to the COMPANY, provided that said damages and/or losses result from fraudulent intent, negligence, unskillfulness or misconduct, authorizing henceforth, the respective deduction from his compensation, in the full amount or by installments, according to the COMPANY's criterion, according to the article 462, of CLT.

3.5.    Since EXECUTIVE will hold position of trust in the COMPANY, according to article 62, II, of CLT, the EXECUTIVE shall carry out his activities without any business hours entailment, neither with work day control, and no right to receive overtime.

3.6.    COMPANY applies local law with regard to entitlements to sick pay and requirements in respect of notification of absence. When and if EXECUTIVE is absent from work for any reason, the EXECUTIVE shall notify the COMPANY of the reason for the absence as soon as

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possible. Further details regarding sickness leave can be found in the COMPANY's Sickness Absence Policy, made available in the COMPANY's Human Resource Department.

4.    COMPENSATION

4.1.    In consideration for the services referred to in this AGREEMENT, EXECUTIVE shall receive a monthly gross salary of R$ R$ 130,059.17 (one hundred and thirty thousand and fifty-nine reais and seventeen cents), besides the Christmas bonus, vacation bonus and FGTS in accordance with clauses 5.2, 5.3 and 5.4. This amount includes the compensation for any service provided to subsidiaries and affiliates of UnitedHealth Group and any other companies of the same economic group of the COMPANY, in Brazil or abroad.

4.2.    Salary adjustment shall comply with the COMPANY's policies and Collective Bargaining Agreement in force and applicable to the EXECUTIVE. Salary may also be increased due to merit or promotion at the COMPANY's discretion without affecting the other terms of this AGREEMENT.

4.3.    Any and all taxes and social security contributions shall be paid as per the applicable tax legislation. COMPANY shall make proper withholding on income tax, social security contributions and similar assessments out of EXECUTIVE's compensation, pursuant to applicable laws and regulations.

5.    ADDITIONAL BENEFITS

5.1.    EXECUTIVE shall be entitled to the benefits' package defined by the COMPANY in accordance with its internal policy. No detrimental change to the EXECUTIVE in relation to the reduction or cancellation of benefits will be valid, in accordance with the article 468 of CLT.

5.1.1.    In the event of termination of this AGREEMENT without cause by the COMPANY, the EXECUTIVE will be entitled to continue under the same medical assistance plan of the COMPANY (which is currently provided to the EXECUTIVE free of costs), exempt from compliance with any grace period and for indefinite period, provided that the EXECUTIVE begins to pay for the respective costs.

5.2.    EXECUTIVE shall be entitled to a 30-day remunerated vacation period every twelve (12) months, from the Commencement Date. An additional payment equivalent to 1/3 of the EXECUTIVE's vacation pay shall be paid to the EXECUTIVE, in accordance with Brazilian law.

5.2.1.    All vacation scheduling should be arranged to ensure smooth business operation, and prior approval by the COMPANY is required prior to any vacation being scheduling or changed.

5.3.    EXECUTIVE shall receive his 13th salary (Christmas Bonus) in two (2) equal payments, the first until November and the second in December of each year of employment,

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in accordance with Brazilian law.

5.4.    EXECUTIVE shall be entitled to the Unemployment Guarantee Fund (“FGTS”) system, in accordance with Brazilian law.

6.    REIMBURSEMENT OF EXPENSES

6.1.    EXECUTIVE shall be reimbursed for all reasonable expenses he incurs in performing his professional duties or in promoting COMPANY's interests, in accordance with the COMPANY's internal policy, and with prior approval of the COMPANY.

7.    CONFIDENTIALLY, NON-COMPETITION AND NON-SOLICITATION

7.1.    EXECUTIVE agrees that his employment bond with COMPANY is based on a relationship of trust and confidence between the parties regarding any and all confidential information obtained by the EXECUTIVE in the performance of his activities related to this AGREEMENT. Such information includes, but is not limited to, all data, experience, general medical information or the patients, computer data bases and software, data surveys, customer lists, reports, trade secrets, confidential know-how, administrative, sales plans, production, business and financial knowledge pertaining to the internal organization of COMPANY and UnitedHealth Group, their employees or their affiliates, subsidiaries or any other company belonging to COMPANY's economic group, in Brazil or abroad, reports, client list, inventions, designs, improvements, software, drawings and other intellectual property rights, trade secrets, manufacturing and research processes, formulas, technology, business and marketing strategies, and other related information (the “Confidential Information”).

7.2.    In view of the relationship of trust and confidence established between the parties, EXECUTIVE undertakes not to disclose, directly or indirectly, to any third party, during the term of this AGREEMENT and after expiration thereof, any Confidential Information, being such Confidential Information in tangible or intangible form, including any materials related to COMPANY's Confidential Information that EXECUTIVE might obtain under this AGREEMENT or somehow related thereto, undertaking to keep such Confidential Information in strict secrecy, except if the disclosure is required due to legal obligation or court order, arbitration order or any government authority. If disclosure is required as set forth above, EXECUTIVE agrees to communicate such disclosure requirement to the COMPANY before disclosing any Confidential Information to authorities. Therefore, EXECUTIVE also agrees to accept: (i) the restrictions in this clause for indefinite term; and (ii) adhere to the reasonable COMPANY's confidentiality and security of Confidential and medical information. EXECUTIVE must (i) immediately notify the COMPANY of any suspected or actual use not authorized, copying or disclosure of Confidential Information; and (ii) provide assistance requested by the COMPANY in relation to any proceedings, in administrative or judicial sphere, involving the COMPANY, subsidiaries and affiliates of UnitedHealth Group, or any other company of the same economic group regarding use not authorized, copying or disclosure of Confidential Information.

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7.3.    During the period of this AGREEMENT, and any extended period pursuant to Section 7.6 below, EXECUTIVE obliges himself not to compete, directly or indirectly, with the COMPANY, any subsidiaries and affiliates of UnitedHealth Group or other companies of the same group, considering the same scope of non competition defined by the terms of the SPA and Shareholders Agreement dated October 26, 2012.

7.4.    During the term of this AGREEMENT, and any extended period pursuant to Section 7.6 below, EXECUTIVE undertakes not to refer to third parties, any person employed by the COMPANY, subsidiaries and affiliates of UnitedHealth Group or by any company currently belonging to its economic group, considering the same scope of non solicitation defined by the terms of the SPA and Shareholders Agreement dated October 26, 2012.

7.5.    During this AGREEMENT, EXECUTIVE agrees that failure to comply with any obligation established herein shall cause damages to COMPANY, subsidiaries and affiliates of UnitedHealth Group and its quotaholders, affiliate, associated or subsidiary, or any other company of the same economic group, in Brazil or abroad. In the event of noncompliance with any of these obligations, EXECUTIVE shall be subject to the penalties set forth under Brazilian law, in the criminal, civil and labor spheres, without prejudice to payment of an indemnity for losses and damages suffered by COMPANY or any of its quotaholders, affiliate, associated or subsidiary, or to any other company of the same economic group, in Brazil or abroad; and for the termination of this AGREEMENT with cause.

7.6.    EXECUTIVE agrees that after termination of this AGREEMENT, COMPANY, by means of a written notice within 10 (ten) days as from the termination date, may elect to extend the disposal of clauses 7.3 and 7.4 for a minimum period of 24 months up to the maximum period of 60 months (“Restricted Period”), to be defined by the COMPANY, notwithstanding the period set forth the SPA and Shareholders' Agreement dated October 26, 2012. The confidentially obligation assumed in the clause 7.2 will be perpetual after the termination of this AGREEMENT independently to negotiation between the parties, according to the applicable law.

7.7.    If COMPANY elects to extend these obligations, in consideration for the extension of the non-competition and non-solicitation commitments, EXECUTIVE shall receive an indemnity of 100% of the total annual gross remuneration (including the average bonus paid during the last five years, Christmas bonus and vacation pay) for each year under which the Company decides to extend such commitments related to the Restricted Period. The payment above will be made in two installments at the same amount, being 50% of the amount within 30 (thirty) days as from the termination date; and 50% of the amount at middle of the Restricted Period.

7.8.    If COMPANY, expressly, elects not to extend the non-competition and non-solicitation commitments, no indemnity shall be owed to the EXECUTIVE.

7.9.    The Parties acknowledge that the non-competition and non-solicitation obligations, as

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provided in this AGREEMENT and undertaken by the EXECUTIVE as employee, do not conflict with the obligations assumed by the EXECUTIVE under the SPA and the Shareholders' Agreement dated [date] as founding shareholder of the COMPANY. Accordingly, the EXECUTIVE acknowledges that the obligations assumed under the SPA and the Shareholders' Agreement dated [date] are independent from the obligations assumed in this CONTRACT and that each such obligation shall be fully and timely performed in its strict terms, in accordance with the respective premises and requirements prescribed by law.

7.10.    EXECUTIVE agrees that failure to comply with any obligation established after termination of this AGREEMENT and by the terms of item 7.6, shall cause damages to COMPANY, subsidiaries and affiliates of UnitedHealth Group and its quotaholders, affiliate, associated or subsidiary, or any other company of the same economic group, in Brazil or abroad. In the event of noncompliance with any of these obligations, EXECUTIVE shall be subject to the penalties set forth under Brazilian law, in the criminal, civil and labor spheres, without prejudice to payment of an indemnity for losses and damages suffered by COMPANY or any of its quotaholders, affiliate, associated or subsidiary, or to any other company of the same economic group, in Brazil or abroad.

7.11.    Besides the damages, the disclosure or use of this Confidential Information may be considered as crime of unfair competition, pursuant to article 195, of Law 9,279/96.

8.    INVENTIONS AND IMAGE LICENSING

8.1.    Every plan, discovery, and improvement (“Inventions”), whether subject to patent protection or not, developed or conceived by EXECUTIVE, alone or jointly with others, as of this date up to 1 (one) year from the term of this AGREEMENT, shall be immediately disclosed in writing and assigned to the COMPANY which will have ownership over such Inventions.

8.2.    EXECUTIVE also agrees, during and after the term of this AGREEMENT, to cooperate to the extent and as requested by the COMPANY, in the filing or defense of any claim concerning patents and trademarks, or any other process or procedure involving trade secrets, processes, discoveries or improvements contemplated hereby. All expenses required to this end shall be borne by the COMPANY.

8.3.    EXECUTIVE hereby acknowledges, in an exclusive, general, permanent, irrevocable and irreversible basis, that all intellectual property rights (trademarks, patents, utility model patents and industrial designs), rights in software, copyright and other intellectual property rights relating to creations, inventions, designs, sketches, planning, strategy, development of product, scientific, artistic or literary work, drawings, logos, music, photographs, illustrations, marketing and publicity, texts, lectures, seminars, classes, workshops, trainings, interviews, articles and any others that may be created and developed by the EXECUTIVE, during the employment relationship, or with the use of resources, data, means, materials, facilities or equipment of the COMPANY, shall belong exclusively to the COMPANY, unless if developed exclusively out of the workday, with the EXECUTIVE's resources and not related to any

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activities of the COMPANY or any other company of the same economic group.

8.4.    COMPANY may, at its sole discretion and according to the nature of the intellectual property rights, use; operate under any form and in any way; reproduce in full or in part, under any form and by any technique; edit; publish; distribute; create version or adaptation to another language; modify; create derivative works; assign; license, in full or in part; as well as all the faculties inherent to the full and utter exercise of intellectual property rights in Brazil or abroad, by any mean, technology or form, in any way or pretext.

8.5.    EXECUTIVE acknowledges that there is no limitation of the intellectual property rights, in particular, regarding the form of exploitation, release and reproduction systems and number of copies.

8.6.    EXECUTIVE agrees to sign any and all documents deemed necessary for the filing and registration of intellectual property rights, in which is mandatory the creator's signature (individual).

8.7.    EXECUTIVE shall not infringe the intellectual property rights or any other rights of third parties in the exercise of his/her activity in the COMPANY.

8.8.    EXECUTIVE shall immediately disclose to the COMPANY all rights of intellectual property created, made, invented, discovered, developed or formulated, by himself/herself or with the participation of third parties during the term of the employment contract, under penalty of termination with cause and subject to the obligation to indemnify the COMPANY for losses and damages.

8.9.    EXECUTIVE hereby authorizes the COMPANY to use his image and voice within the ethical, moral and good practice principles, at any time, through photographs, three-dimensional reproductions, drawings, vignettes, films, videos, ads, magazines, newspapers, books, articles, classes, lectures, internet, billboards, flyers, whether commercial or institutional. The aforementioned authorization for use of image and voice is effective in Brazil and abroad, without any limitation, during the term of this AGREEMENT. In connection with image and voice reproduction produced since the Hiring Date, the EXECUTIVE agrees to maintain the authorization to use for an indefinite term and acknowledges that no additional payment shall be owed to him.

8.10.    The payment for the assignment and transfer of industrial property rights, software, copyright and other intellectual property rights involving the creation and invention, as well as for the authorization for use of image and voice, as set forth hereto, in favor of the COMPANY, is already included in the monthly salary to be received by EXECUTIVE pursuant to clause 4 of this AGREEMENT.

8.11.    EXECUTIVE acknowledges that no additional payment shall be owed to him in view of the intellectual property rights created and developed during the employment relationship, which are owned by the COMPANY, there being nothing to complain against the COMPANY in

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view of the use of such intellectual property rights.

9.    ANTI-BRIBERY AND ANTI-CORRUPTION LAWS COMPLIANCE

9.1.    EXECUTIVE agrees not to: (i) use, offer or promise to use any funds or thing of value for any unlawful contribution, gift, entertainment, or any other unlawful payment or expenses relating to political activity, or; (ii) make, offer to make, or promise to make any unlawful contribution, gift, or any other payment of money or anything of value to any foreign or domestic Government official or employee, or to any foreign or domestic political party or campaign or any candidate for foreign or domestic political office.

9.2.    For purpose of this clause, “Government” is defined as any domestic or foreign government, department, agency or instrumentality, or also any political party.

9.3.    In addition to all other legal grounds for termination of this AGREEMENT for cause which the COMPANY may have, the Parties agree that the COMPANY may terminate this AGREEMENT for cause if the COMPANY confirms that the EXECUTIVE has breached this provision, or have otherwise engaged in any action or conduct of bribery or corruption.

10.    CODE OF ETHICS AND CODE OF VALUES AND PRINCIPLES

10.1.    The Code of Ethics and Code of Values and Principles made available to you are part of this AGREEMENT.

11.    AGREEMENT TERMINATION

11.1.    This AGREEMENT may be terminated by either party, with or without cause, without prejudice to the provisions stipulated herein. For the purposes of this AGREEMENT, termination with cause shall mean not only the cases set forth in articles 482 and 483 of the Consolidated Labor Laws as well as breach of any conditions disposed herein. Except in the case of termination with cause, both COMPANY and EXECUTIVE shall give a prior notice of termination to the other party. In case of termination by the sole discretion of the EXECUTIVE, the prior notice will be of 30 days. In case of termination by the sole discretion of the COMPANY, the prior notice will be in accordance with the labor law and will take into account the Hiring Date.

11.2.    EXECUTIVE shall be entitled to the severance package, in accordance with Brazilian labor law, considering the value of the last compensation he received. In addition, EXECUTIVE shall also be entitled to the greater difference, if any, of the severance package applicable to the executives of UnitedHealth Group in similar situation.

11.3.    Upon termination of the employment bond for any reason whatsoever EXECUTIVE shall immediately return all assets (such as car, mobile telephone, computer, etc.) and documents, whether confidential or not, belonging to COMPANY that might be in his possession, and as from the termination date, EXECUTIVE shall not use any such documents

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or annotations.

12.    HOLD HARMLESS

12.1.    Provided that all obligations of the EXECUTIVE under this AGREEMENT are complied with, the COMPANY undertakes to hold harmless from and indemnify the EXECUTIVE for any claim, loss, damage, cost or expense asserted against the EXECUTIVE by reason of his employment by the COMPANY, including, without limitation, any claim, loss, damage, cost or expense related to the administration and management of the COMPANY's businesses, assets and affairs during the term of employment, provided, however, that:

12.1.1.    EXECUTIVE cooperates fully in the defence of any such claim;

12.1.2.    The claim is not the result of negligent behaviour by the EXECUTIVE; and/or

12.1.3.    COMPANY has no strong evidence that the EXECUTIVE acted to defraud another and/or performed a wrongful act or failed to perform an act knowing that the act or omission would injure another and so intending to cause injury.

12.2.    This hold harmless shall not be extended for any acts performed by the EXECUTIVE in his personal life or to any act not related to his activities within the COMPANY.

12.3.    In case of any act performed by EXECUTIVE against the law, this hold harmless clause shall not be applicable and no indemnity shall be due by the COMPANY to the EXECUTIVE, unless the illegality of such act was challenged by the COMPANY in administrative or judicial spheres.

13.    MISCELLANEOUS

13.1.    The terms and conditions of this CONTRACT supersede any and all agreements and understandings between EXECUTIVE and COMPANY, related to EXECUTIVE's employment with COMPANY and shall be governed by Brazilian law. Any modification of this AGREEMENT shall only be valid if agreed upon, in writing, by both Parties.

13.2.    Each of the clauses agreed upon herein is enforceable and if one or more clauses are held invalid, the remaining clauses shall remain in full force and effect.

13.3.    Breach at any time of any clause hereof or failure to enforce at any time compliance therewith by the other Party shall not be construed as a waiver of the right to enforce compliance with such clause or affect the validity of this AGREEMENT, in whole or in part, or preclude the right of either Party thereafter to enforce each and every provision agreed hereunder.

13.4.    This AGREEMENT is executed in Portuguese and English versions. In case of any conflict, the Portuguese version shall prevail.

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After EXECUTIVE's review of this AGREEMENT with his/her personal legal counsel In witness whereof, the parties have signed this CONTRACT in two counterparts, together with the two undersigned witnesses, who were present throughout.

São Paulo, 26 October 2012

__/s/ Gilberto Costa__________________
Amil Assistência Médica Internacional S.A.

_/s/_Edson de Godoy Bueno____________
Edson de Godoy Bueno

Witnesses/Testemunhas:

1. _/s/ Adriana M. Scaleão_____ __ Name/Nome: Andriana M. Scaleão I.D./R.G.:	2. _/s/Gerson D. Gomes Filho____ Name/Nome: Gerson D. Gomes Filho I.D./R.G.: